EXCHANGE AGREEMENT

This Agreement for the Exchange of Equity and Control (hereinafter referred to as the "SHARE EXCHANGE AGREEMENT", is made as of the first day of November, 2022, by and between **YO-Health, Inc.**, a Nevada corporation, (the "ISSUER"), **Lali Wholesale, Inc.**, an Indiana corporation (the "COMPANY"); and the **Sole Shareholders of the Company**, **Peter Thawnghmung and Vilayphone Thawnghmung** (hereinafter referred to as the "SHAREHOLDERS"). The Issuer, Company, and Shareholders are hereinafter referred to collectively as the "PARTIES" or individually as a "PARTY" herein.

Recitals

WHEREAS, the Parties have prepared this definitive written Agreement which shall govern the exchange of one hundred per cent of the shares of capital stock of the Company from its Shareholders for the shares of stock of the Issuer described below and is intended to be the full and final expression of the Parties Agreement therefore;

WHEREAS, upon execution of this Agreement by the Parties the Issuer, shall deliver to the Shareholders all consideration called for and as further set forth below, and Shareholders shall deliver to the Issuer all outstanding shares of capital stock of the Company, with resignations of the directors, officers or control persons thereof to, or as instructed by legal counsel; and

WHEREAS, it is the express understanding of the Parties to this Agreement that this transaction and the definitive Agreement contemplated hereby shall be structured as an "Equity Exchange Agreement" (the "**Exchange**") which shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the "**Code**").

Terms of Agreement

NOW THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the Parties agree as follows:

1. TERMS

Subject to the terms and conditions of this Agreement, the Issuer, Company and its Shareholders agree to and confirm the following:

1.1 The consummation of the Exchange and the delivery of consideration in conjunction with the transactions contemplated by this Agreement shall be complete on or before November 30, 2022 (the "**Closing**");

1.2 On or before the Closing date the Parties will have delivered all documents required to be delivered by each of them, to the other. In the event this transaction has not closed on or before November 30, 2022, this Agreement shall become null and void, unless extended by mutual written consent of the Parties. The Closing is subject to the completion of due diligence by all Parties to this Agreement;

1.3 The Issuer at Closing shall issue to the Shareholders two million (2,000,000) shares of Issuer's Common Stock, (the "**Exchange Stock**"), in exchange for one hundred percent (100%) of the issued and outstanding shares of the capital stock of Company (the "**Private Share Capital**"), such that Company shall be acquired by the Issuer as a wholly-owned subsidiary of the Issuer;

1.4 The Issuer shall execute any and all documentation to reflect the intent of the Parties that the Company shall be retained as a wholly owned subsidiary of the Issuer;

1.5 This Exchange transaction is subject to delivery by the Issuer and Shareholders of all required documents prior to and during closing to effectuate the transaction as contemplated hereby including without limitation the Exhibits hereto; and

1.6 All Parties, specifically the Issuer and the Company, shall take all necessary and proper corporate actions so that at closing, all actions required of Issuer and the Shareholders will be in accordance with those corporations' respective Bylaws and the applicable corporate governance laws of the State of Nevada (the "NRS") at NRS Chapter 78, et seq.

2. CLOSING

2.1 The Issuer shall – upon receipt of all Private Share Capital from the Shareholders – with all necessary certificates of ownership duly endorsed and medallion guaranteed included, immediately and without any unreasonable delay:

2.2 Issue to the Shareholders the Exchange Stock: Two Million Shares (2,000,000) of common stock, $0.001 par value per share ("according to the "Exchange Table and Delivery Overview" at Exhibit "A" hereto);

2.3 Take any other necessary and proper steps to effectuate the spirit, purpose and intention of this Agreement such as the timely filing of consolidated financial statements and public disclosure of the Exchange Transaction as may be appropriate.

3. REPRESENTATIONS OF THE ISSUER

The Issuer at the time of closing will be in good standing under the laws of Nevada and will have all necessary corporate powers to own properties and carry on a business and will be duly qualified to do business and is now in good standing in Nevada. All actions taken by the incorporators, directors and Shareholders of Issuer have been valid and in accordance with the laws of the State of Nevada.

3.1 Organization. The Issuer was organized in the State of Nevada on or about September 22, 2020. The Issuer at the time of closing shall be a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with all necessary corporate powers to own properties and carry on a business and duly qualified to do business and in good standing in the jurisdictions where qualification is required. All actions taken by the incorporators, directors, and

stockholders of Issuer will be valid and in accordance with the laws of the State of Nevada.

3.2 Capitalization. The authorized stock of Issuer consists of 150,000,000 shares of common stock, $0.001 par value, of which 70,427,998 shares are presently issued and outstanding prior to Closing and 50,000,000 shares of preferred stock none of which are presently issued. There are no warrants, options, subscription rights, or any other commitments of any character relating to the unissued share of capital stock of Issuer. All outstanding securities of the Issuer have been (i) fully paid; (ii) non-assessable; and (iii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind

3.3 Ability to Carry Out Obligations. The Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in: (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

3.4 Officers and Directors. There are no existing contractual obligations or compensation of any sort owed to any of the prior or current officers and directors of the Issuer. All former officers and directors of Issuer departed on their own accord and there have been no disputes as to control of the Issuer or Issuer's securities.

3.5 Full Disclosure. None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

3.6 Contract and Leases. Issuer is currently carrying on its business and is not a party to any contracts, agreements, or lease other than those items disclosed on the Issuer's balance sheet, such as for instance with the Issuer's transfer agent or registered agent. No person holds a power of attorney from Issuer.

3.7 Compliance with Applicable Laws. To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer and for this transaction. To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities insofar as it relates to this transaction.

3.8 Litigation. The Issuer is not and has not been a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation other than the custodianship referenced supra to the extent such

qualifies as such. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Issuer represents and warrants that there are no outstanding judgments, lawsuits or material claims against the Issuer as of the date of this agreement.

3.9 Conduct of Business. From inception to the date of this Agreement, the Issuer has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the Company or the Shareholders; or (6) entered into any other transaction, other than in the ordinary course of business.

3.10 Documents. All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Nevada.

3.11 Title. At the Closing, the Exchange Stock issued as part this Agreement shall be: (i) fully paid; (ii) non-assessable; and (iii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the issuance of the Exchange Stock to the Company and its' Shareholders, impair, restrict, or delay any rights with respect to shares of Issuer's equity or debt stock.

3.12 SEC Exemption. Upon execution of this Agreement, any Exchange Stock which will be issued will be pursuant to a federal transactional exemption from registration as provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the "**Securities Act**"), and as such, will contain a restrictive legend which shall state it cannot be resold except under an effective registration statement pursuant to the Securities Act or pursuant to Rule 144 to which a parallel exemption exists under NRS 90.530.

3.13 Brokers, Finders, Dealers. The Issuer has not retained any broker, finder or dealers to which compensation would be due in connection with this Share Exchange transaction.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to Issuer the following:

4.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Indiana, and it has all necessary corporate powers to own properties and carry on a business and is duly qualified to do

business and is in good standing in the jurisdictions where qualification is required. All actions taken by the organizer and Shareholders of Company have been valid and in accordance with the laws of the State of Indiana. The Company was organized in the State of Indiana on or about June 20, 2022.

4.2 Wholly-Owned Subsidiary. Upon execution of this Agreement and completion of the transaction contemplated herein, the Company will become a wholly-owned subsidiary of the Issuer.

4.3 Financial Statements. The Company is a privately held Indiana corporation and to date has not prepared any audited financial statements. The Shareholders are not aware of any issues however which would prevent an audit.

4.4 Ability to Carry Out Obligations. The Company has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of organization, operating Agreement, or other agreement or instrument to which Company is a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause Company to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Company.

4.6 Full Disclosure. None of the representations and warranties made by Company herein contains any untrue statement of a material fact, nor omits any material fact the omission of which would be misleading.

4.7 Compliance with Applicable Law. Company has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them. Company has complied with applicable securities laws in connection with the issuance, sale, and distribution of its securities.

4.8 Litigation. The Company is not currently, or at any time since inception of the Company until the execution of this Agreement been involved in any civil litigation or regulatory actions by state/federal agencies of government. Neither the Company nor its Shareholders are aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its' capital shares.

4.9 Conduct of Business. From inception to the date of this Agreement, the Company has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the Company or the Shareholders; or (6) entered into any other

transaction, other than in the ordinary course of business.

4.10 Documents. All minutes, consents, or other documents pertaining to Company and to be delivered by Company to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

4.11 Title. The Private Share Capital to be delivered to Issuer will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. No part of the Private Share Capital is subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Company shares of capital stock, except as provided in this Agreement. Company is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Company shares of capital stock. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the transfer of the Private Share Capital to Issuer, impair, restrict, or delay Issuer's voting rights with respect to the Private Share Capital.

4.12 Intellectual Property. The Company holds all right, title and interest in and to its intellectual property including without limitation the tradenames/trademarks used by the Company.

4.13 Brokers, Finders, Dealers. Company and/or the Shareholders have not retained any broker, finder or dealer or incurred any obligation to pay a commission to any third party.

4.14 Conflicts of Interests of Issuer. The Company and the Shareholders have reviewed and understand the conflicts of interests, if any, between the Issuer, and its officers and directors, if any.

5. DOCUMENTS TO BE DELIVERED AT CLOSING.

5.1 BY THE ISSUER:

5.1.1 Resolution of the Board of Directors authorizing the entry into this Agreement and the delivery of the Exchange Stock to be delivered to the Shareholders of the Company.

5.1.2 The Exchange Stock of the Issuer shall be registered and transferred into the names of the Shareholders of the Company.

5.1.3 Such other agreements relating to the transaction as may reasonably be required by the Company and the Shareholders.

5.1.5 Receipt from the Issuer of all due diligence materials requested by the Company or its representatives, in a form satisfactory to the Company in its sole discretion.

5.2 BY THE COMPANY AND THE SHAREHOLDERS:

5.2.1 Delivery to the Issuer, certificates or certified/official documentation evidencing the Private Share Capital stock in the Company, and such powers as are required in order to transfer to Issuer good and marketable title to the Issuer.

5.2.2 Originals and Copies of the basic business records, Articles of Organization, Operating Agreement and any periodic filings with the Secretary of State for the Company's state of incorporation/organization. The Company shall retain all other records at its current principal address, until such time as they are requested of it in writing by the Issuer.

5.2.3 Any such other resolutions of Company and the Shareholders and/or Managing Shareholders as may reasonably be required by Issuer.

5.2.4 Any such other agreements relating to the transaction as may reasonably be required by the Issuer.

5.2.5 Receipt by the Issuer of all due diligence materials requested of the Company or its representatives, in a form satisfactory to the Issuer in its sole discretion.

6. POST-CLOSING AGREEMENTS.

6.1 Further Assurances. The Parties shall execute such further documents, agreements, resolutions, etc. and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

6.2 Indemnification of Directors and Officers. For at least five (5) years after the Closing Date, Issuer shall: (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer's Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and Bylaws and applicable law as in effect immediately prior to the Closing Date.

7. GOVERNING LAW, VENUE, AND JURISDICTION.

The Parties (and each of them) agree and irrevocably submit to the jurisdiction of the courts of Clark County, Nevada (State or Federal) for the resolution of any disputes, which may arise between them in relation to this Agreement or any of the other events contemplated hereby.

The laws of the State of Nevada shall govern the interpretation of this Agreement Any subsequent dispute(s), which may arise and any claims as to forum non conveniens or for lack of personal or subject matter jurisdiction over the Agreement and related instrument.

8. MISCELLANEOUS.

8.1 Captions and Headings. The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

8.2 Modifications. This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

8.3 Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

8.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

8.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

8.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

To the Issuer:

YO-Health, Inc.
Address: 990 Gerry Avenue
Address: Lido Beach, NY 11561
Phone: 516-650-0937
Email: info@yo-health.com

To the Company and its Shareholders:

Lali Wholesale, Inc.
Address: 4329 Blue Ribbon Road
Address: Indianapolis, IN 46203
Phone: 513-649-4881
Email: peterthawnghmung@gmail.com

8.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, including electronic format.

IN WITNESS WHEREOF, the undersigned has executed this Agreement:

FOR THE ISSUER

YO-Health, Inc.

By: ______________________
Rosemarie Moschetta,
Secretary

FOR THE COMPANY AND ITS SHAREHOLDERS:

Lali Wholesale, Inc.

By: ______________________
Peter Thawnghmung
Chief Executive officer

____
Vilayphone Thawnghmung
Shareholder

____
Peter Thawnghmung
Shareholder